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ECOfluid
#209-5589 Byrne Road, Burnaby, BC, V5J 3J1
Tel: 604/ 662-4544; Fax: 604/ 662-4564; www.ecofluid.com

August 25, 2011

By Email

S.K. Guruprakash
Sanjose Acquadocs Pte. Ltd.
14 Robinson Road,
#10-02 Far East Finance Building,
Singapore
048545

Dear Guru:

Re: License Agreement Assignment

Further to your telephone conference with Karel Galland of ECOfluid Systems, and Brian Hauff and Justin Wang of Alpha Wastewater, this letter is to serve as written notification that Alpha Wastewater has acquired the rights to the USBF® Technology. Alpha Wastewater has agreed to be bound to the terms and conditions of the License Agreement executed March 15th, 2010 between ECOfluid Systems and Sanjose Acquadocs, therefore we have assigned them all of our License Agreement rights and obligations.

Any further correspondence regarding the USBF® technology should be directly communicated to:

Alpha Wastewater, Inc.
Brian L. Hauff
President, CEO and Director
Direct: 604-601-8504
Mobile: 604-908-9910
Office: 604-601-8503
Fax: 604-601-8502
Email: brian@alphawastewater.com

Sincerely,

ECOfluid Systems Inc.
Justin Hebner

CC/ Karel V. Galland, ECOfluid
Brian Hauff, Alpha Wastewater
Justin Wang, Alpha Wastewater
Kek Tong Chow

LICENSE AGREEMENT

This License Agreement (the "Agreement"), is made effective as of the day of, 2010 (the "Effective Date"), by and between ECOfluid Systems, Inc., having a place of business at 209-5589 Byrne Road, Burnaby, British Columbia, Canada, V5J 3J1, ("Licensor") and Sanjose Acquadocs Pte. Ltd., having an address at 14, Robinson Road, #10-02, Far East Finance Building, Singapore, 048545 ("Licensee").

RECITATIONS

WHEREAS, Licensor is the owner of all right, title and interest in and to a certain patent and trademark (the "Licensor Patent and Trademarks) as described in Schedule A attached to this Agreement;

WHEREAS, Licensor has developed certain proprietary technology with respect to the development of wastewater treatment systems covered by the Licensor Patent and Trademarks and desires to share such technology with Licensee under the terms and conditions of this Agreement; and

WHEREAS, Licensee wishes to obtain from Licensor the licenses set forth herein with respect to the Licensor Patent and the technology under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a) "Patent Rights" shall mean the Licensor Patent and any United States or foreign patent applications claiming priority therefrom, and any continuation or divisional patent applications filed thereon, and any patents issued thereon, and any reexaminations, divisions, renewals, substitutions, extensions, revisions and reissues thereof, and shall include any United States or foreign patent applications filed on Improvements and any continuation or divisional patent applications filed thereon, and any patents pursued or obtained thereon.

(b) "Technology" shall mean any process, mechanism, invention, technical data, trade secret or other know-how covered by or related to at least a single claim of the Patent Rights which Licensor or Licensee has developed or been assigned or may hereafter develop or be assigned, whether protected by registration or not. Any Technology developed by or assigned to Licensor solely or with Licensee's participation may sometimes be referred to as "Licensor Technology." Any Technology solely developed by or assigned to Licensee without any participation from Licensor may sometimes be referred to as "Licensee's Technology."

(c) "Improvements" shall mean any improvement, refinement, enhancement or other modification of the Patent Rights and/or Technology made by or assigned to either of the parties during the Term of this Agreement. Any Improvements developed by or assigned to Licensor solely or with Licensee's participation may sometimes be referred to as "Licensor Improvements." Any Improvements solely developed by or assigned to Licensee without any participation from Licensor may sometimes be referred to as "Licensee Improvements."

(d) "USBF System" shall mean a wastewater treatment system covered by or related to at least a single claim of the Patent Rights which is used to purify waste influent materials utilizing fluidized bed-type filtration (as described in Schedule A). USBF System shall also mean an expansion or upgrade to an existing wastewater treatment system that is covered by or related to at least a single claim of the Patent Rights.

(e) "Term" shall mean the term of this Agreement as set forth in Section 10.

(f) "Territory" shall mean India and Bangladesh.

(g) "Expiration of the Patent Rights" shall mean the earlier of: (i) the date on which the last United States or foreign patent in the Patent Rights expires; and (ii) the date on which the last United States or foreign patent is ruled invalid or unenforceable by a Court of competent jurisdiction.

(h) "Technical & Promotional Documentation" shall mean promotional literature, design software and detailed engineering documents and drawings concerning the Technology, enabling Licensee to promote, market, sell, manufacture and construct the Systems. Unless agreed otherwise all documents will be provided in English language and in electronic form.

(i) "Technology Transfer Fee" shall mean a one-time payment payable by Licensee to Licensor to recompense the Licensor for the costs of the Technology transfer to Licensee.

(j) "Qualifying Hard Costs" shall mean the total price paid by Licensee (including Licensee's internal manufacturing or inventory costs if such is the case), Customer or any other third party, to accomplish manufacture, and supply of "Included Components of the USBF System" as described in Schedule B. The Qualifying Hard Costs shall not include taxes, duties and levies, and any costs for installation, transportation or insurance of the equipment and components.

(k) "Sales Fee" shall mean a fee paid by Licensee to Licensor for the sale of each USBF System. The Sale Fee shall be calculated as a percentage of Qualifying Hard Costs as described in Section 6 (b) and Schedule B attached thereto.

2. Grant of Rights; Systems.

(a) Subject to the terms and conditions herein contained, Licensee shall, during the Term, have the nontransferable, non-sub licensable right to manufacture and construct, distribute, sell, advertise and promote the USBF Systems within the Territory provided that in India the right is limited to all private sector clients only. For greater certainty, the Licensee acknowledges that he is aware that another party has the right to manufacture and construct, distribute, sell, advertise and promote the USBF Systems to any and all Government sponsored/financed municipal and rural wastewater treatment infrastructure in India.

(b) Licensee agrees that the manufacture and construction, advertisement, promotion, sale and distribution of the USBF Systems, as well as the provision of any related services to Licensee customers (the "Customers"), will be performed in accordance with all applicable state, and local laws, rules and regulations, and all industry codes and standards.

(c) Licensee shall also have a non-exclusive, royalty-free license during the Term and in the Territory to use a certain "USBF" trademark, owned by Licensor and registered with the United States Patent and Trademark Office under Serial Number 7,270,750 (the "Trademark") solely for the purposes of exercising the rights set forth in Section 2(a) above.

(d) Licensee shall acquire no right, title or interest in or to the Trademark, and all goodwill derived from the use of the Trademark shall inure solely to the benefit of Licensor. Licensee will at no time take any action in derogation of Licensor's rights therein, including without limitation, applying to register any trademark, trade name, service mark or other designation that is confusingly similar to the Trademark. Licensee shall use the Trademark only in the form and manner and according to quality standards and with appropriate legends as prescribed from time to time by Licensor, and will not use any other trademark or service mark in combination with any other trademark except as approved by Licensor.

(e) Licensee shall include the following statement on all technical, promotional, marketing, and sales literature and documents including the website:

> USBF® is the registered trademark of ECOfluid Systems, Inc. and is used herein with the express permission of ECOfluid Systems, Inc. ECOfluid Systems, Inc. is the owner, and Sanjose Acquadocs Pte. Ltd. is the licensee, of U.S. Pat. No. 7,270,750. All rights reserved.

(f) Licensee shall have the right to subcontract manufacture and construction of the Systems in the Territory, provided that any subcontractor shall agree in writing to be fully subject to, and bound by, Licensee obligations under this Agreement and agree to immediately cease all development of Systems upon notice of termination or expiration of this Agreement; and further provided that a breach by a subcontractor of any provision of this Agreement shall be considered a breach by Licensee. Notwithstanding any subcontracting hereunder, Licensee shall remain primarily and completely obligated under all of the provisions of this Agreement.

(g) Licensee shall promptly upon completion of the sale of any System provide Licensor a copy of each completed purchase order or other similar document used by Licensor to provide Systems to Customers. Such document shall contain, at a minimum, the date of sale, total invoice price, name of each Customer and the System's Capacity.

3. Technology Transfer.

(a) Referring to the exclusive rights, and against the payment of Technology Transfer Fee by Licensee to the Licensor, the Licensor shall deliver to Licensee Technical Documentation and they shall instruct and train Licensee's pre-qualified personnel as well as give advise regarding design, manufacture, use and sale of Systems provided that the cost of travel and out of pocket expenses connected with the instructions and training shall be borne by Licensee.

(b) At the request of either party and on reasonable notice the parties shall meet at mutually convenient times and places to discuss the Know-How, the Technology, new developments, problems and matters of related nature. If requested by Licensee, the Licensor's cost of travel and out of pocket expenses connected with the instructions and training shall be borne by Licensee.

4. Technical Support

(a) Unless otherwise agreed by the parties in writing, Licensee shall be responsible for the manufacture, construction, configuration and installation of Systems for the Customers. However, if Licensee requests any design, engineering, technical support or other services from the Licensor with respect to a System, the Licensor shall submit a written proposal to Licensee setting forth the price and the scope of Licensor's proposed obligations in reasonable detail. If Licensee finds the proposal acceptable, the parties will execute a mutually acceptable statement of work setting forth their respective obligations, compensation, anticipated service duration and such other items as they deem necessary. All payments to Licensor in consideration of such services shall be paid 50% upon the agreed execution of the statement of work and 50% upon successfully completing the obligations under the statement of work.

5. Technology Improvements.

(a) Any Licensor Improvements or Licensor Technology shall be owned exclusively by Licensor and shall be included in the licenses granted herein. If Licensor decides, in Licensor's sole discretion, to file any patent applications in the United States or in any other country on any such Licensor Improvements or Licensor Technology, Licensor shall advise Licensee of same.

(b) Any Licensee Improvements or Licensee Technology shall be owned solely by Licensee; however Licensor shall have a worldwide, fully paid, royalty-free perpetual license to use and further develop the same. Licensee agrees to disclose promptly in writing to Licensor all Licensee Improvements or Licensee Technology and shall promptly advise Licensor of the filing and maintenance of any patent or application on the same.

6. Consideration.

In consideration for the licenses granted hereunder, Licensee shall pay the Licensor:

(a) A one-time Technology Transfer Fee equaling the sum of CDN $8,000 (eight thousand Canadian dollars).

(b) Sales fees equaling six percent (6%) of Licensee's Qualifying Hard Costs, as defined in Section 1(j), for each USBF System sold, manufactured and constructed.

(c) There shall be no minimum annual sales fees (**"Minimum Annual Sales Fee"**) for the first two (2) years of the term of the Agreement. However in the third and subsequent years of the term of the Agreement, Minimum Annual Sales Fee equal to CDN $50,000 shall become effective. In the event such Minimum Annual Sales Fees are not met during each twelve months preceding third and subsequent anniversaries of the execution of this Agreement, Licensee shall have the option to pay all or any shortfall to meet the Minimum Annual Sales Fee to the Licensor to retain the Territory rights, or in the event Licensee does not exercise this option, the Licensor shall have the right at its sole discretion to terminate the Agreement.

(d) Except as otherwise provided herein, and unless agreed otherwise at the time of the sale, Sales Fee payments for each System shall become fully due and shall be paid no later than fourty five (45) working days from the Included Components of the System described in Schedule B on-site delivery. Each Sales Fee payment shall be accompanied by a report setting forth in reasonable detail a description of the particular USBF System and any amounts that comprise Qualifying Hard Costs for such USBF System.

(e) Licensor and its representatives shall have the right not more than twice a year, at Licensor's own cost, and with reasonable written notice to Licensee to examine and make copies of such portion of Licensee's books and records and other documents relating to the USBF Systems and the Royalties. Licensee shall keep all such books and records and documents available for at least two (2) years after the expiration or termination of this Agreement, and Licensor and its representatives shall have the right to examine and make copies of the same during such two (2) year period. In the event such examination discloses any deficiencies in Royalty payments greater than two percent (2%), the costs of the examination will be promptly paid by Licensee, along with the deficiency.

(f) Any sums which have not been timely paid by Licensee (including Royalty and other sums owed to Licensor hereunder), shall accrue interest compounded daily from the original due date of each sum until the date of actual receipt of payment at the annual rate equal to Bank of Canada Prime Rate plus 3%.

7. Disclaimer of Warranties.

(a) Licensor makes no warranty, implied or express, including, without limitation, any warranties of merchantability or fitness for any particular purpose, with respect to the Patent Rights or any Technology, Improvements or USBF Systems. Licensor also makes no express or implied warranty, representation or covenant that the use or sale of any USBF Systems or use of any Patent Rights, Technology or Improvements will not infringe any patent, copyright, trademark, trade secret, or other right of any party.

(b) Licensee shall be solely responsible for any warranties that it makes to third parties with respect to any of the USBF Systems.

8. Indemnification.

(a) Licensee shall defend, indemnify and hold harmless Licensor from any and all damages, expenses and losses, including reasonable attorney fees, arising from or out of Licensee's or its subcontractors' development, distribution, advertising, promotion, sale or use of the Systems or provision of related services to Customers, including, without limitation, product liability, warranty obligations or breach of contract with such Customers or any act or omission that results in injury or harm to person or property, provided that Licensee has sole control and defense of such claim and Licensor provides prompt written notice of any claim of which it becomes aware and cooperates fully (at Licensee's expense) with such defense and any settlement thereof. Notwithstanding the foregoing, such indemnification by Licensee shall not apply to any claims or actions to the extent caused by the negligence or willful misconduct of Licensor in its provision of any services under Section 3.

(b) Licensor shall defend, indemnify and hold harmless Licensee from any and all damages, expenses and losses, including reasonable attorney fees, to the extent arising from or out of the negligence or willful misconduct of Licensor in its provision of any services under Section 3, provided that Licensor has sole control and defense of

such claim and Licensee provides prompt written notice of any claim of which it becomes aware and cooperates fully (at Licensor's expense) with such defense and any settlement thereof.

9. Intellectual Property Ownership; Third-Party Infringement Litigation.

(a) Licensor is and shall remain the sole owner of the Patent Rights (as well as the Trademark and any other copyright, trade secret or other intellectual property rights in the Licensor Technology and Licensor Improvements). Licensee agrees to execute any additional documents and do all things necessary or appropriate, during and after the Term of this Agreement, to vest and confirm all such rights in Licensor of any of the foregoing and to facilitate the obtaining by Licensor of any desired legal protection for any of the foregoing in any countries. Any documents or actions described in the preceding sentence shall be prepared, filed or taken at Licensor's expense, but Licensee shall sign such documents and otherwise cooperate at no cost to Licensor.

(b) Upon learning of a third party's infringement of Patent Rights, Licensor Improvements or Licensor Technology, the party learning of such infringement shall inform the other party in writing of the same and shall supply the other party with evidence then available to the informing party pertaining to such infringement. Licensor shall have the sole and exclusive right to take any legal or other steps that Licensor deems appropriate in Licensor's sole discretion with respect to any infringement outside the Territory. If Licensor subsequently files a lawsuit for infringement against such third party, Licensor shall have the sole right to all proceeds from such prosecution. With respect to infringement solely within the Territory, the parties shall jointly determine in good faith the course of action to be taken.

10. Term of Agreement.

This Agreement shall be effective as of the Effective Date and shall, unless earlier terminated as set forth herein, continue in effect until the Expiration of the Patent Rights.

11. Termination.

(a) This Agreement and the licenses granted hereby may be terminated by a party hereto by written notice to the other party upon a material breach of the terms and conditions hereof by such other party, which material breach or failure has not been cured within thirty (30) days after the receipt by such other party of written notice from the non-breaching party, describing such material breach in reasonable detail.

(b) This Agreement and the licenses granted hereby may also be terminated by mutual consent in writing by the parties hereto.

(c) This Agreement and the licenses granted hereby may also be terminated by Licensor, effective immediately upon written notice to Licensee in the event that:

i. Licensee distributes or sells (or causes to be distributed or sold) any Systems outside the Territory without Licensor's written consent.
ii. Breaches its confidentiality obligations under Section 12 hereof.
iii. Does not meet the Minimum Annual Sales Fee requirements under Section 6 hereof.

(d) Upon expiration or termination of this Agreement for any reason, Licensee shall promptly pay Licensor all Royalty and other amounts owed with respect to USBF Systems sold through the date of such termination and shall deliver to Licensor all books, notes, drawings, writings and other documents in the possession of Licensee relating to the Patent Rights, Licensor Technology and Licensor Improvements, together with all copies of any Licensor's Confidential Information in the possession of Licensee; and all rights granted by Licensor to Licensee shall forthwith revert to Licensor.

12. Confidential Information.

(a) Confidential Information is any information of a party hereto to which the other party is provided or has already been provided access hereunder that relates to the transmitting party's business, the Patent Rights or the Technology and could reasonably be expected to be confidential such as production schedules, test data, trade secrets and the terms of this Agreement, but does not include information that (a) is explicitly approved for release by the transmitting party; (b) was already known by the receiving party prior to receiving the information from the transmitting party through no wrongful act on the part of the receiving party and without a known obligation of confidentiality; (c) is known or available to the general public through no fault or breach of obligation by the receiving party; or (d) is required to be disclosed by law or which is reasonably required to be disclosed in order to enforce rights under the Agreement, provided that the receiving party shall, if reasonably possible, notify the other party of the intended disclosure in advance, in order to allow the other party a reasonable opportunity to seek a protective order.

(b) Each party agrees to maintain such Confidential Information received from the other party in strict confidence, to use it only in a manner consistent with the purpose for which it was transmitted and to not disclose it to third parties except third parties who are counsel or who are employees, consultants or permitted contractors or subcontractors of the receiving party who have a need to know, have been instructed that it is proprietary information and have agreed to maintain its confidentiality. Each party agrees to take the same measures to protect the Confidential Information of the other party that it takes to protect its own information of comparable sensitivity, but in no event less than reasonable care. All materials transmitted between the parties or accessed hereunder and containing Confidential Information shall remain the property of the transmitting party and shall be returned upon reasonable request unless previously destroyed at the transmitting party's request. Each party shall be responsible for any breach of confidentiality hereunder by any of its consultants, employees, and independent contractors and shall indemnify the other party for all damages, expenses and losses (including reasonable attorneys' fees) arising from or related to the same.

(c) The parties each acknowledge and agree that a breach of this Section 12 may cause irreparable harm to the non-breaching party for which the award of money damages may be inadequate. The parties therefore agree that in the event of any breach of this provision, the non-breaching party shall be entitled to seek injunctive relief in addition to seeking any other remedy provided in this Agreement or available at law.

13. Limitation on Damages.

In no event will either party be liable for any indirect, incidental, special, consequential or punitive damages under or in relation to this Agreement, except with respect to damages arising out of or related to a party's breach of its confidentiality obligations hereunder or to the extent Licensee exceeds the scope of the rights granted under Section 2 hereof.

14. Notices.

All notices to be given or payments made hereunder shall be in writing and personally delivered or sent by a nationally recognized overnight delivery system which maintains a record of pickups and deliveries or by registered or certified mail, postage prepaid, addressed to the respective signatories set forth below at the addresses first set forth above.

15. Entire Understanding; Counterparts.

This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and supersedes any and all prior agreements or understandings relating to the subject matter hereof. This Agreement may not be modified or amended except by a writing signed by the party sought to be charged therewith. Without limiting the generality of the foregoing, any material verbal communications with respect to System technical matters must be confirmed by both parties in writing within forty-eight (48) hours after such verbal communication in order to be effective or capable of being relied upon. This Agreement may be

executed in counterparts, each of which shall constitute an original but both of which shall constitute the same instrument.

16. No Waiver.

No waiver by either party, whether express or implied, of any provision of this Agreement or of any breach or default by either party, shall constitute a continuing waiver or a waiver of any other provision of this Agreement, and no waiver by either party shall prevent such party from enforcing any and all provisions of this Agreement to the extent not waived or from acting upon the same or any subsequent breach or default of the other party. No waiver of any provision hereunder shall be effective unless it is in writing signed by the party against whom enforcement of such waiver may be sought.

17. Severability.

The provisions set forth in this Agreement shall be considered to be severable and independent of each other. In the event that any provision of this Agreement shall be determined in any jurisdiction to be unenforceable, such determination shall not be deemed to affect the enforceability of any other provision and the parties agree that any court making such a determination is hereby requested and empowered to modify such provision and to substitute for such unenforceable provision such limitation or provision of a maximum scope as the court then deems reasonable and judicially enforceable and the parties agree that such substitute provision shall be as enforceable in said jurisdiction as if set forth initially in this Agreement. Any such substitute provision shall be applicable only in the jurisdiction in which the original provision was determined to be unenforceable.

18. Relationship of the Parties.

Except as expressly provided in this Agreement, neither party shall have any right or authority whatsoever to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner, and any action or conduct of a party in breach of this provision shall be the sole responsibility and liability of such party.

19. Survival.

The obligations of the parties hereto under Sections 4, 5 (with respect to outstanding payments and books of record), 6, 7, 8(a), 10(d) and 11-22 shall survive the expiration or termination of this Agreement.

20. Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assignees. Licensee shall not assign, sublicense or otherwise transfer its rights or obligations hereunder (but may subcontract System development under Section 2(c)) to any third party without Licensor's prior written consent, and any attempt at any such transfer without such prior written consent shall be void and of no effect. However, Licensee may assign all of its rights and obligations without such prior written consent to a subsidiary or entity under common equity control with Licensee or an entity that acquires all or substantially all of its assets or to any successor in a merger, internal reorganization or consolidation, liquidation or other acquisition; provided that any such successor first agrees in writing to be bound by the terms and conditions of this Agreement and Licensor is provided prior written notice of the assignment. Licensor shall have the right to freely transfer Licensor's rights and obligations hereunder.

21. Insurance

During the Term for a period of one year after expiration or termination of this Agreement, Licensee will maintain, at its own expense, in full force and effect, with a responsible insurance carrier such product liability and other insurance as is customary for a business of the type, nature and size of Licensee and reasonably acceptable to Licensor, naming Licensor as an additional insured. Such policy shall provide for fifteen (15) business days' notice to Licensor in the event of any modification, cancellation or termination thereof. From time to time upon reasonable

request by Licensor, Licensee shall, promptly furnish or cause to be furnished to Licensor a certificate evidencing the insurance required herein.

22. Governing Law.

This Agreement and all matters related thereto shall be construed and interpreted under and in accordance with substantive laws of British Columbia, Canada without regard to conflicts of law principles.

23. Arbitration.

(a) Arbitration. In the event of any dispute or disagreement between the parties with respect to the interpretation of any provision of this Agreement, or with respect to the performance by either party hereunder, or with respect to any dispute, claim or controversy arising under or in connection with this Agreement or out of the breach thereof, and upon written request by either party, the matter shall be submitted to binding arbitration, which is to be conducted according to Section 23(b).

(b) Arbitration Rules. The parties shall appoint three arbitrators, with one arbitrator selected by each party and the third arbitrator selected by the American Arbitration Association (hereinafter, "ARB"). The arbitration shall be conducted in accordance with the rules, regulations, and procedures of the ARB, and the decision of the arbitration shall be final and binding on both parties. Such arbitration shall be held in Vancouver, BC and shall be conducted in the English language. The decision of the arbitration panel may be entered and enforced in any court of competent jurisdiction. All costs associated with the arbitration and imposed by the arbitrators shall be borne equally by each party unless the arbitration panel holds that the arbitration was requested in bad faith, in which case, the requesting party shall bear all costs associated with the arbitration and imposed by the arbitrators.

(c) Notwithstanding the foregoing, nothing herein shall prevent either party from seeking, and both parties shall at all times have the right to seek, at their option in lieu of arbitration, in order to protect their patents, copyrights, trademarks, trade names, trade secrets and/or any other Confidential Information and/or proprietary information, such remedies through the courts, at law in equity, or otherwise as is deemed necessary or desirable, including without limitation, injunctive relief.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

FOR: **ECOfluid Systems Inc.**	WITNESS
NAME: Karel Galland	NAME: JUSTIN HEBNER
TITLE: President	TITLE: SALES/MARKETING
SIGNATURE: [signature]	SIGNATURE: [signature]
DATE AND PLACE: 2-10-10 VANCOUVER BC	DATE AND PLACE: 2-10-10 VANCOUVER

FOR: **Sanjose Acquadocs Pte. Ltd.**	WITNESS
NAME: S. K. GURUPRAKASH	NAME: Rekha Rao
TITLE: DIRECTOR	TITLE: Secretary
SIGNATURE: [signature]	SIGNATURE: K. Rekha
DATE AND PLACE: Singapore. 15/03/2010.	DATE AND PLACE: 15/3/2010 Singapore

SCHEDULE A: LICENSOR PATENT AND TRADEMARKS

TRADEMARK

USBF® is a Trademark registered to ECOfluid Systems Inc. by the Canadian Intellectual Property Office (Reg. No. TMA563,928, File No. 1035867) and the United States Patent and Trademark Office (Reg. No. 2,787,937) for mechanical, chemical and biological wastewater purification and treatment units: Wastewater purification and treatment systems comprised of upflow sludge blanket filtration and single sludge denitrification and rheologic thickening. IN Class 11 (U.S. CLS 13, 21, 23, 31 and 34).

PATENT

United States Patent and Trademark Office **Patent NO.: US 7,270,750 B2**
Date of Patent: Sep. 18, 2007

(54) CLARIFIER RECYCLE SYSTEM DESIGN FOR USE IN WASTEWATER TREATMENT SYSTEM (75)

A recycle system for use in a waste treatment facility utilizing either partially fluidized or combined fluidized bed filtration principles comprising the use of discrete passage-ways to allow flow between the bottom of the clarifier and the aeration compartment, a baffle positioned between bubblers in the aeration compartment and the clarifier openings, and a conduit positioned in the clarifier to provide flow between the clarifier and the anoxic compartment that helps prevent the formation of settled sludge pockets, allows for almost complete evacuation of the solids during "no flow" conditions, and improves on other inefficient conditions inherent in treatment systems using prior art recycle designs.

Schedule B: Included Components of the USBF System and Sales Fee Calculation

For the purposes of determining the Qualifying Hard Costs, the following are the included equipment and components of the USBF Systems. The applicable table of the tables below shall be filled and submitted for each system sold.

A. Site Constructed Plants

	Equipment / Component	Number	Make / Size	Unit Cost	Total Cost
1	Sludge Blanket Filter(s)				
2	Air Blowers (Main & RAS)				
3	RAS Pumps				
4	Aeration Diffusers				
5	Anoxic Mixers				
6	Sludge pre-thickener c/w pumps				
				TOTAL	

B. Complete Package Plants

	Equipment / Component	Number	Make / Size	Unit Cost	Total Cost
1	Complete Package Plant				
2	Air Blowers (Main & RAS)				
3	Aeration Diffusers				
4	Anoxic Mixers				
5	Sludge pre-thickener c/w pumps				
				TOTAL	

C. Upgrades / Expansions

	Equipment / Component	Number	Make / Size	Unit Cost	Total Cost
1	Sludge Blanket Filter(s)				
2	Complete Package Plant				
3	Air Blowers (Main & RAS)				
4	RAS Pumps				
5	Aeration Diffusers				
6	Anoxic Mixers				
7	Sludge pre-thickener c/w pumps				
				TOTAL	

If some or all of the Included Equipment and Components are provided by Customer or other third party and the cost is unknown to Licensee, mutually agreed cost estimates of the respective equipment and component(s) shall be substituted in the tables above.